Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in United States Cellular Corporation’s Registration Statement on Form S-3 of our report dated February 25, 2010, relating to the financial statements of Los Angeles SMSA Limited Partnership as of December 31, 2009 and 2008 and for each of the three years in the period ended December 31, 2009, appearing in the Annual Report on Form 10-K of United States Cellular Corporation for the year ended December 31, 2009, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Atlanta, Georgia

August 5, 2010